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EXHIBIT 21.1

                         Subsidiaries of the Registrant
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Bermuda:
MGI International, Ltd.

California:
North American Watch Service Corporation

Canada:
Movado Group of Canada, Inc.

Delaware:
Movado International, Ltd.
Movado LLC
NAW Corporation
NAWC Corum Corporation
Movado Group Delaware Holdings Corporation

England:
MGI Luxury Group UK Limited

France:
Swisswave Europe

Germany:
Movado Watch Deutschland G.m.b.H.
Concord Deutschland G.m.b.H.
MGI Luxury Group GmbH

Hong Kong:
Swissam Ltd.
Swissam Products Ltd.

Japan:
MGI Japan Co., Ltd.

New Jersey:
EWC Marketing Corp.
Movado Retail Group, Inc

Singapore:
Swissam Pte. Ltd.

Switzerland:
MGI Luxury Group, S.A.
Concord Watch Company, S.A.
Movado Watch Company, S.A.
Montres Movado Bienne, S.A.
Ebel Watches S.A.
SA de l'immeuble de la Paix 101